Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders Anaplan, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases due to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases, as of February 1, 2019.

/s/ KPMG LLP

San Francisco, California

March 12, 2021